                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                                   ADVO, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                   ADVO, INC.
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                  [ADVO LOGO]

December 19, 2003

Dear Stockholder:

     You are cordially invited to the Annual Meeting of Stockholders of ADVO, Inc., to be held on Friday, January 23, 2004, at the Company's corporate headquarters, One Targeting Centre, Windsor, Connecticut, commencing at 11:30 A.M. (EST).

     At the meeting, you will be asked to elect the members of the Board of Directors; to authorize an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock; to ratify the appointment of independent auditors for the fiscal year ending September 25, 2004; and to transact such other business as may properly be brought before the meeting.

     In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for you to ask questions of general interest. Important information is contained in the accompanying proxy statement, which you are urged to read carefully.

     It is important that your shares are represented and voted at the meeting, regardless of the number you own and whether you plan to attend. Accordingly, you are requested to mark, sign, date and return the enclosed proxy in the envelope provided at your earliest convenience or submit your proxy electronically through the Internet or by telephone.

     Your interest and participation in the affairs of the Company are greatly appreciated.

                                          Sincerely,

                                          /s/ Gary M. Mulloy
                                          GARY M. MULLOY
                                          Chairman and Chief
                                          Executive Officer

                                  [ADVO LOGO]

                                   ADVO, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of ADVO, Inc. (the "Company") will be held at the Company's corporate headquarters, One Targeting Centre, Windsor, Connecticut, on Friday, January 23, 2004, at 11:30 A.M. (EST), to consider and take action on the following items:

          1. The election of seven directors, as described in the attached proxy statement, to serve until the Annual Meeting of Stockholders in 2005;

          2. The authorization of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, $.01 par value per share, from 40,000,000 to 80,000,000 shares;

          3. The ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending September 25, 2004; and

          4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of Common Stock of record at the close of business on November 28, 2003 are entitled to vote at the meeting or any adjournment thereof. A list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose related to the meeting during ordinary business hours for ten days prior to the meeting at the Company's corporate headquarters, One Targeting Centre, Windsor, Connecticut.

                                          By Order of the Board of Directors

                                          /s/ Stephen L. Palmer

                                          STEPHEN L. PALMER
                                          Secretary

Windsor, Connecticut
December 19, 2003

     YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

                                   ADVO, INC.
                              ONE TARGETING CENTRE
                        WINDSOR, CONNECTICUT 06095-2639

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of ADVO, Inc. (the "Company" or "ADVO"), a Delaware corporation, to be held at the Company's corporate headquarters, One Targeting Centre, Windsor, Connecticut, on Friday, January 23, 2004 at 11:30 A.M. (EST).

     The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Company.

     The cost of soliciting proxies on the accompanying form will be borne by the Company. The Company will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to the beneficial owners of the Company's Common Stock to secure their voting instructions, if necessary. The Company will reimburse banks, brokers, custodians, nominees and fiduciaries for their expenses in so doing. Directors, officers and regular employees of the Company, who receive no compensation for their services other than their regular salaries, may solicit proxies personally, by telephone and by electronic mail from stockholders. The Company has retained Mellon Investors Services LLC to assist in the solicitation of proxies at an estimated cost of $10,000, which will be paid by the Company.

     Instead of submitting proxies by mail on the enclosed proxy card, stockholders have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there may be separate arrangements for using the Internet and telephone depending on whether your shares are registered in the Company's stock records in your name or in the name of a brokerage firm or bank. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available.

     The Internet and telephone procedures described below for submitting your proxy are designed to authenticate stockholders' identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

     Stockholders of record who wish to vote via the Internet or telephone may submit their proxies:

      -- through the Internet by visiting a website established for that purpose at http://www.eproxy.com/ad and following the instructions; or

      -- by telephone by calling the toll-free number 1-800-435-6710 and following the recorded instructions.

     These proxy materials are first being mailed to stockholders on or about December 19, 2003. The Company's Annual Report to Stockholders for the fiscal year ended September 27, 2003 is being furnished concurrently herewith to stockholders of record. Additional copies of the Annual Report may be obtained upon written request to the Corporate Secretary, ADVO, Inc., One Targeting Centre, Windsor, CT 06095-2639, or by telephone at 1-860-285-6100. The Annual Report is also available on the Company's web site at www.advo.com.

     A stockholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted, by notifying the Corporate Secretary in writing of such revocation, by filing a duly executed proxy bearing a later date or by attending the meeting and voting in person. Properly executed proxies, not revoked, will be voted in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the attorneys named in the enclosed form of proxy to vote FOR the election of the nominees named herein as directors and FOR Proposals 2 and 3.

                         OUTSTANDING VOTING SECURITIES

     Only holders of ADVO Common Stock, par value $.01 per share ("Common Stock"), of record at the close of business on November 28, 2003 (the "Record Date") are entitled to notice of and to vote at the meeting. On the Record Date, there were 30,120,521 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. Where applicable, share amounts presented in this proxy statement have been restated for a three-for-two stock split effected in the form of a stock dividend distributed on November 7, 2003 to shareholders of record on October 24, 2003.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of the Record Date, those persons known to the Company who beneficially owned more than 5% of the outstanding Common Stock were as follows:

NAME AND ADDRESS                                               NUMBER OF SHARES
OF BENEFICIAL OWNER                                           BENEFICIALLY OWNED   PERCENT
-------------------                                           ------------------   -------
Barclays Global Investors Plc(1)............................      2,015,205          6.7%
  54 Lombard Street
  London, England EC3P3AH
Artisan Partners Limited Partnership(1).....................      1,707,900          5.7%
  1000 North Water Street, Suite 1770
  Milwaukee, WI 53202
Wellington Management Company LLP(1)........................      1,706,700          5.7%
  75 State Street
  Boston, MA 02109

---------------

(1) The information relating to the ownership of the Common Stock by this entity is based on a statement on Form 13F for the quarter ended September 30, 2003 filed by such entity with the Securities and Exchange Commission ("SEC").

                           GOVERNANCE OF THE COMPANY

     In accordance with the Company's By-laws and the applicable laws of Delaware, responsibility for the management of the Company is vested in the Board of Directors (the "Board"). During the fiscal year ended September 27, 2003, the Board of Directors met six times. Each Director attended all the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served, except for Mr. Newman who missed two committee meetings and therefore attended 88% of all meetings. John Vogelstein retired from the Board on January 16, 2003. Karen Kaplan was appointed to the Board on November 6, 2003 after participating in the formal orientation program that the Company has for new directors. Mr. Rockwell will retire from the Board on January 23, 2004 and is not standing for reelection.

     The Company has a standing Audit Committee. Information regarding the functions performed by the Audit Committee, its membership, and the number of meetings held during the fiscal year, is set forth in the "Audit Committee Report," included in this annual proxy statement.

     The Board has delegated responsibilities with respect to certain compensation matters, selection of directors and other governance issues to the Compensation and Nomination Committee. The members of the Compensation and Nomination Committee were Messrs. Dyer (Chairman), Newman and Rockwell and Ms. Gaunt who joined January 30, 2003. The Compensation and Nomination Committee has the responsibility to help formulate short and long-term compensation plans and help develop the Company's compensation philosophy. The Committee also reviews specific proposals regarding executive compensation and other aspects of the terms of employment of the Company's senior management. The Compensation and Nomination Committee met five times during the fiscal year ended September 27, 2003, and no member of the Committee missed a meeting except for Mr. Newman who missed one meeting. The Compensation and Nomination Committee does not yet have procedures in place to consider nominees recommended by stockholders but will establish procedures as a result of recent SEC rulemaking.

     In August 2003, the Board designated the Audit Committee to serve as the Company's Qualified Legal Compliance Committee ("QLCC") in accordance with
Section 307 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder by the SEC in 17 C.F.R. Part 205. For additional information on the QLCC's responsibilities, see the "Audit Committee Report" included in this annual proxy statement.

     The Company has no executive committee or other committees, except for the above. Total attendance was 98% for all board and committee meetings.

     The Company has determined that all board members are independent directors, with the exception of Gary M. Mulloy, Chairman and Chief Executive Officer of the Company. The Company made this determination by reviewing responses to a questionnaire circulated to all non-employee directors. The questions relating to director independence included:

          - existence of any family relationship with any director or officer of ADVO or any of its subsidiaries.

          - receipts from or payments to ADVO or any of its subsidiaries by the director, immediate family member or any affiliated company for goods or services exceeding 2% or $1 million of the company's consolidated gross revenues, whichever is greater.

          - indebtedness to the director, immediate family member or any affiliated company by ADVO or any of its subsidiaries.

          - whether the director was a member of a compensation committee or committees that perform similar functions at another company.

          - whether the director, immediate family member or any affiliated company received any compensation from ADVO or any of its subsidiaries, other than directors' fees.

          - whether the director ever was an employee or officer of ADVO or any of its subsidiaries.

          - whether the director has been affiliated with or employed by a present or former auditor of ADVO or any of it subsidiaries within the past six years.

     Mr. Mahoney was elected Lead Outside Director by all of the non-employee directors. As such, Mr. Mahoney will chair all of the executive sessions of the non-employee directors of the Board and act as primary spokesperson in communicating matters arising out of such meetings to the Company. Executive sessions are held at every meeting that the Board members attend in person.

     Directors, other than those who are full-time employees of the Company or a subsidiary, are each currently eligible to receive an annual fee of $30,000, a fee of $1,000 for each Board meeting they attend and $500 for each committee meeting they attend. Meetings attended via phone are compensated at half of the regular meeting rate. Directors serving as chairperson of a committee of the Board of Directors receive an additional $2,000 per year for each chairmanship held. Directors who are full-time employees of the Company receive no remuneration for serving on the Board of Directors or its committees. All Directors' expenses for attending Board of Directors' meetings are reimbursed by the Company.

     Under the 1990 Non-Employee Directors' Restricted Stock Plan (the "Non-Employee Directors' Plan"), restrictions lapsed in fiscal 2003 on 4,500 shares held by each of the following directors: Messrs. Brown, Dyer, Mahoney, Newman, Rockwell, Vogelstein and Ms. Gaunt. In addition, grants of 4,500 restricted shares were made in fiscal 2003 to each of Messrs. Brown, Dyer, Mahoney, Newman, Rockwell and Ms. Gaunt. These will vest over a one-year period if the recipients remain on the Board. Upon appointment to the Board, Ms. Kaplan received options to purchase 15,000 shares of Common Stock at an exercise price of $30.73 per share, which will become exercisable after a one-year period. Shortly after her appointment to the Board, Ms. Kaplan also received 4,500 shares of Common Stock, which will vest one year after the date of grant. During fiscal 2003, Mr. Vogelstein exercised 3,750 stock options with an exercise price of $18.88 and 2,813 stock options with an exercise price of $13.79.

                           1.  ELECTION OF DIRECTORS

     The By-laws of the Company provide for a Board of Directors consisting of not less than three nor more than 15 members, the exact number to be fixed from time to time by the Board of Directors. The Board of Directors has fixed the number of Directors to be elected at this meeting at seven. Each person elected as a director of the Company will hold office until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified.

     The stockholders elected all of the nominees set forth below to their present terms at the 2003 Annual Meeting except Ms. Kaplan who was appointed to the Board on November 6, 2003. Each nominee has consented to being named herein and has agreed to serve if elected.

     The affirmative vote of a plurality of the voting power represented at the meeting is required for a nominee to be elected as a Director of the Company. "Plurality" means that the nominees who receive the largest number of votes cast "FOR" are elected as directors up to the maximum number of Directors to be elected at the meeting. Votes withheld and broker non-votes are not counted towards the plurality vote calculation.

NOMINEES FOR ELECTION

     GARY M. MULLOY, age 58. Mr. Mulloy became Chairman of the Board on June 28, 1999 and Chief Executive Officer on January 1, 1999. From November 1996 to December 1998, he was President and Chief Operating Officer. Mr. Mulloy was elected to the Board of Directors on December 3, 1996. From 1990 to October 1996 he was President and Chief Executive Officer of Pilkington Barnes-Hind, Inc., a division of Pilkington Vision Care.

     TODD C. BROWN, age 54. Mr. Brown has been a director of the Company since April 2000. Mr. Brown became Vice Chairman of ShoreBank Corporation in August 2003. Prior to joining ShoreBank, Mr. Brown held various positions with Kraft Foods, Inc. since 1985, and most recently served as Executive Vice President and President of its e-Commerce Division. Mr. Brown also serves on the Boards of Johnson Diversey, Inc., Colgate University and the National Charter Schools Institute.

     DAVID F. DYER, age 54. Mr. Dyer has been a director of the Company since May 1997. Mr. Dyer became President and Chief Executive Officer of Tommy Hilfiger Corporation in August 2003. Mr. Dyer was also appointed a Director of Tommy Hilfiger Corporation. Previous to that, from 1998 to July 2003, he was President and Chief Executive Officer of Lands' End, Inc., as well as Executive Vice President and General Manager of Sears, Roebuck & Company's Customer Direct business and the Great Indoors home business.

     BOBBIE GAUNT, age 57. Ms. Gaunt was elected to the Board in August 2002. Ms. Gaunt retired in December 2000, after over 28 years with Ford Motor Company where she was President and Chief Executive Officer of Ford of Canada, Ltd. since 1997 and elected an officer, Vice President, of the Ford Motor Company in June 1999. Ms. Gaunt is also a Director of the Great Atlantic & Pacific Tea Company, serves as chair of the Board of Directors for The Saugatuck Center for the Arts and is a member of the Board of Advisors of the Katz Business School at the University of Pittsburgh.

     KAREN KAPLAN, age 43. Ms. Kaplan was appointed to the Board on November 6, 2003. Ms. Kaplan is the President of Hill, Holliday, Connors, Cosmopulos Inc., a subsidiary of The Interpublic Group of Companies, Inc., which is a group of advertising and specialized marketing and communication services companies. Ms. Kaplan has been with Hill, Holliday, Connors, Cosmopulos Inc. since 1982. Ms. Kaplan is vice chair of the Board of Directors of the Massachusetts Society for the Prevention of Cruelty to Children, serves on the Board of Advisors of Urban Improv and serves on the Executive Committee of public radio station WBUR-FM.

     JOHN J. MAHONEY, age 52. Mr. Mahoney has been a director of the Company since January 2001. He is Executive Vice President and Chief Administrative Officer of Staples, Inc. Mr. Mahoney joined Staples as Chief Financial Officer in September 1996 and was promoted to his current position in October 1997. Prior to joining Staples, Mr. Mahoney was with Ernst & Young LLP for 20 years and served in the Accounting and Auditing Group of the firm's National Office.

     HOWARD H. NEWMAN, age 56. Mr. Newman has been a director of the Company since August 1986. He has been associated with Warburg Pincus, LLC, a private equity investment firm, since January 1984 and has been a partner of Warburg, Pincus and Company since January 1987. Mr. Newman is also a Director of Newfield Exploration Company, Cox Insurance Holdings, Plc., Encore Acquisition Company, Spinnaker Exploration Company, and several privately owned companies. Mr. Newman also serves as Chairman of the Yale Alumni Fund and is Trustee of the Salk Institute for Biological Studies.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information with respect to the Common Stock beneficially owned by the directors, nominees and persons named in the Summary Compensation Table on page 7 of this proxy statement and by all directors and executive officers as a group as of the Record Date. Except as otherwise indicated, each person listed has sole voting and investment power with respect to shares beneficially owned.

                                                              NUMBER OF SHARES
NAME OF INDIVIDUAL                                            OF COMMON STOCK    PERCENT
------------------                                            ----------------   -------
Gary M. Mulloy..............................................       629,339(1)      2.1%
Myron L. Lubin..............................................        78,242(2)       .3
Donald E. McCombs...........................................       251,301(3)       .8
Edwin Harless...............................................       108,187(4)       .4
A. Brian Sanders............................................        39,135(5)       .1
Todd C. Brown...............................................        33,000(6)       .1
David F. Dyer...............................................        41,250(7)       .1
Bobbie Gaunt................................................        21,750(8)       .1
Karen Kaplan................................................         4,500(9)        *
John J. Mahoney.............................................        28,500(10)      .1
Howard H. Newman............................................        69,000(11)      .2
All Directors and executive officers as a group (18
  persons)..................................................     1,655,607(12)     5.3

---------------

  *  less than .1%

 (1) Includes 30,000 restricted stock units awarded on January 30, 2003 and 543,600 shares Mr. Mulloy has the right to acquire within 60 days pursuant to the exercise of options granted under the Company's stock option plans. Does not include 93,044 shares owned by a family member who does not share Mr. Mulloy's household and for which Mr. Mulloy disclaims beneficial ownership.

 (2) Includes 60,750 shares Mr. Lubin has the right to acquire within 60 days pursuant to the exercise of options granted under the Company's stock option plans.

 (3) Includes 173,091 shares Mr. McCombs has the right to acquire within 60 days pursuant to the exercise of options granted under the Company's stock option plans.

 (4) Includes 21,000 shares of restricted stock awarded on December 12, 2002 and 66,093 shares Mr. Harless has the right to acquire within 60 days pursuant to the exercise of options granted under the Company's stock option plans.

 (5) Includes 22,688 shares Mr. Sanders has the right to acquire within 60 days pursuant to the exercise of options granted under the Company's stock option plans.

 (6) Includes 4,500 shares of restricted stock awarded on January 16, 2003 and 15,000 shares Mr. Brown has the right to acquire within 60 days pursuant to options granted under the Company's stock option plans.

 (7) Includes 4,500 shares of restricted stock awarded on January 16, 2003 and 11,250 shares Mr. Dyer has the right to acquire within 60 days pursuant to option grants awarded by the Company.

 (8) Includes 4,500 shares of restricted stock awarded on January 16, 2003 and 15,000 shares Ms. Gaunt has the right to acquire within 60 days pursuant to options granted under the Company's stock option plans.

 (9) Includes 4,500 shares of restricted stock awarded on November 17, 2003.

(10) Includes 4,500 shares of restricted stock awarded on January 16, 2003 and 15,000 shares Mr. Mahoney has the right to acquire within 60 days pursuant to options granted under the Company's stock option plans.

(11) Includes 4,500 shares of restricted stock awarded on January 16, 2003 and 7,500 shares Mr. Newman has the right to acquire within 60 days pursuant to option grants awarded by the Company.

(12) Includes 1,188,030 shares all directors and executive officers as a group have the right to acquire within 60 days pursuant to the exercise of options granted under the Company's stock option plans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive (and certain other) officers and any persons holding ten percent or more of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established. In fiscal 2003, all required reports of beneficial ownership of the Company's Common Stock were timely filed.

                             EXECUTIVE COMPENSATION

     The following table shows compensation paid by the Company and its subsidiaries for services in all capacities during fiscal 2003, 2002 and 2001 to each of the following named executive officers of the Company, including the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL                 LONG-TERM
                                             COMPENSATION         COMPENSATION AWARDS
                                          -------------------   -----------------------
                                                                RESTRICTED   SECURITIES
                                                                  STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR    SALARY    BONUS(1)   AWARDS(2)    OPTIONS(3)   COMPENSATION(4)
---------------------------        ----   --------   --------   ----------   ----------   ---------------
Gary M. Mulloy...................  2003   $625,469   $193,750    $615,300      97,500         $12,800
  Chairman and Chief               2002    592,419         --          --     105,000          10,200
  Executive Officer                2001    545,542         --     162,000      97,500          10,500

Myron L. Lubin...................  2003    343,573     52,871          --      22,500          20,254
  Executive Vice President --      2002    329,154         --     153,160      24,000          20,146
  President, Diversified Business  2001    311,962         --      40,500      22,500          26,250
  Group

Donald E. McCombs................  2003    342,550     52,654          --      30,000          18,622
  Executive Vice President --      2002    329,865         --          --     104,469          19,432
  President, Operations Group      2001    285,615         --      40,500      71,261          23,823

Edwin Harless....................  2003    340,500     52,390     472,080      30,000          23,070
  Executive Vice President --      2002    309,173         --     229,740      30,000          16,096
  Chief Administrative Officer     2001    281,000         --      20,250      11,625          10,154

A. Brian Sanders.................  2003    299,638     41,264          --      21,948          17,654
  Senior Vice President --         2002    286,335         --          --      50,352          15,356
  Chief Marketing Officer          2001    267,323         --      40,500      32,148          12,115

---------------

(1) Amounts for each fiscal year represent bonus compensation earned for that year payable in the subsequent year.

(2) The number of restricted shares of Common Stock held at fiscal year-end and the value of such holdings, based on the number of restricted shares for which restrictions have not lapsed multiplied by the closing market price at September 26, 2003, was 30,000 restricted stock units and $824,100 for Mr. Mulloy, 6,000 shares and $164,820 for Mr. Lubin and 30,000 shares and $824,100 for Mr. Harless. During the fiscal year, Mr. Harless was granted 21,000 restricted shares that will vest in January 2006. Mr. Mulloy was granted 30,000 restricted stock units which vest equally over a three-year period from the date of grant and entitle Mr. Mulloy to receive stock at the end of a specified deferral period. Holders of restricted shares are eligible to receive dividends to the same extent as holders of Common Stock, when dividends are declared and payable.

(3) Includes reload option grants received from surrendering previously owned shares of ADVO Common Stock to pay the exercise price on option exercises and shares withheld to satisfy income tax withholding requirements.

(4) Amounts represent contributions made on behalf of the named executives to the Company's 401(k) plan and non-qualified savings plan.

OPTIONS

     Set forth below is certain information concerning stock options granted during fiscal 2003 by the Company to the named executive officers.

     The hypothetical present values on the date of grant of stock options granted in fiscal 2003 shown below are presented pursuant to the SEC proxy rules and are calculated under the Black-Scholes model for pricing options. (See footnote 3.) The actual before-tax amount, if any, realized upon the exercise of stock options, will depend upon the excess of the market price of the Common Stock over the exercise price per share of the stock option. There is no assurance that the hypothetical present values of the stock options reflected in this table will be realized.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                                       --------------------------------------------------
                                       NUMBER OF     % OF TOTAL
                                       SECURITIES     OPTIONS                                 GRANT
                                       UNDERLYING    GRANTED TO    EXERCISE                    DATE
                                        OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION    PRESENT
NAME                                    GRANTED     FISCAL YEAR    ($/SHARE)      DATE       VALUE(3)
----                                   ----------   ------------   ---------   ----------   ----------
GRANTS(1)
Gary M. Mulloy.......................    97,500          17%        $22.48      12/12/12    $1,441,050
Myron L. Lubin.......................    22,500           4          22.48      12/12/12       332,550
Donald E. McCombs....................    30,000           5          22.48      12/12/12       443,400
Edwin Harless........................    30,000           5          22.48      12/12/12       443,400
A. Brian Sanders.....................    21,000           4          22.48      12/12/12       310,380

RELOAD GRANTS(2)
A. Brian Sanders.....................       948           *         $20.70      12/02/09    $    5,043

---------------

 *  less than 1%

(1) Stock options granted in fiscal 2003 will become exercisable in 25% increments at one-year intervals from the date of grant.

(2) Represents reload option grants received upon the exercise of previously outstanding exercisable options (the "existing options"). The number of reload options awarded upon the exercise of existing options is equal to the number of previously held shares an optionee tenders to pay the exercise price of the existing options and the number of shares an optionee elects to have withheld from the exercise of the existing options to pay mandatory statutory tax withholding requirements. The reload options retain the expiration date of the existing options and have an exercise price equal to the fair market value of the Common Stock on the date of exercise of the existing options. Reload options become exercisable on the earlier of one year from the date of grant or termination of employment with the Company.

(3) The present values on grant date are calculated under the Black-Scholes model, which is a mathematical formula used to value options traded on stock exchanges, modified for pricing employee stock options. This formula considers a number of factors in order to estimate the option's present value, including the stock's historical volatility (41%), the exercise period of the option, and the risk-free rate of return (ranging from 1.5% to 5.6% depending on the option's grant and expiration dates).

     Set forth below is certain information concerning the number of shares acquired, the amounts realized on the exercise of stock options by the named executive officers during fiscal 2003 and the number and value of options held by the named executive officers at September 27, 2003. The value of exercised and unexercised in-the-money stock options at September 27, 2003 shown below is presented pursuant to SEC rules. The actual before-tax amount, if any, realized upon exercise of stock options will depend upon the excess, if any, of the market price of the Common Stock over the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money stock options reflected in this table will actually be realized.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                     OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                        SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
NAME                      ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    ---------------   --------   -----------   -------------   -----------   -------------
Gary M. Mulloy........          --             --      597,225        246,375      $7,307,204      $937,849
Myron L. Lubin........          --             --       36,000         59,250         233,558       251,798
Donald E. McCombs.....          --             --      133,716         97,500         382,822       354,488
Edwin Harless.........          --             --       48,187         69,938          15,257       190,007
A. Brian Sanders......       1,200         $8,544       71,657         56,261         344,956       224,246

---------------

(1) Value is calculated by determining the difference between the fair market value at September 26, 2003 of the securities underlying the options ($27.47 per share) and the exercise price of the options.

REPORT OF THE COMPENSATION AND NOMINATION COMMITTEE

     A primary role of the Compensation and Nomination Committee of the Board of Directors ("Committee") is to represent the Board of Directors in its dealings with management in overseeing the process and substance of ADVO's Executive Compensation Policy and Philosophy and in aligning the interests of stockholders and the needs of management. The Compensation and Nomination Committee believes that preserving full compensation deductibility as permitted under Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), as amended, is one of many factors to be considered in making compensation decisions. The Company recognizes, however, that flexibility is necessary and must be maintained for situations in which the interests of the Company are better served by foregoing full deductibility. The Compensation and Nomination Committee is composed entirely of non-employee directors.

Compensation Philosophy

     ADVO's compensation programs are designed to:

      --  provide a fair, competitive and dynamic compensation program;

      --  attract, retain, and develop a highly skilled and motivated workforce;

      -- tie compensation directly to the accomplishment of superior Company performance, creation of long-term stockholder value and attainment of specific strategic initiatives by emphasizing variable rather than fixed compensation; and

      --  align stockholders' and management's interests.

     To accomplish these objectives, ADVO's executive compensation program is composed of base salary, and short-term and long-term incentives, which taken together, provide a competitive compensation package that is highly leveraged toward the attainment of superior Company performance.

Cash Compensation

     ADVO's philosophy is to pay competitive cash compensation as compared with a broad spectrum of organizations. To assess its competitive position, ADVO participates in and reviews salary surveys with participant companies from multiple industry segments. These companies represent a cross section of organizations in all industries and are of similar size and scope to ADVO. These companies may or may not be included in the peer group analysis under "Company Financial Performance," since many of the Company's competitors for executive talent are outside the Company's business competitor peer group of companies or are privately held companies. The surveys are professionally administered by third parties and represent the different functional areas of ADVO's organization. In general, ADVO's cash compensation position is within the third quartile of the marketplace (better than the bottom 50% and less remunerative than the top 25%). Based on these surveys, ADVO annually reviews its salary and incentive structure and adjusts it as necessary to reflect the market.

Base Pay

     Individual base pay is determined by considering:

      -- the individual's background, competencies, experience and current salary in relation to the market;

      -- accomplishments as determined by the individual's performance appraisal; and

      --  the financial spending guidelines of the Company.

Short-Term Incentive

     ADVO's philosophy is to provide significant financial incentives for its associates to attain and exceed the Company's financial objectives. These incentives are made under the 1998 Incentive Compensation Plan (the "1998 Plan"), which was approved by stockholders in 1999, and the ADVO Incentive Plan. These plans provide a strong link between the associate's accountabilities and impact and business performance through the use of operationally tailored measurement criteria focusing on margin improvement and/or operating income goals. These plans provide a competitively benchmarked target award based on the level of the individual's job. The target awards range from 5% to 100% of salary. To realize the target award, certain Company financial performance objectives must be attained. These objectives include corporate and subsidiary targets and are measured in terms of achievement versus the annually established plan. The corporate measure is based on consolidated operating income. Subsidiary goals incorporate profitability objectives that are in the form of operating income.

     The mix and weighting of these objectives is dependent on the organizational role of the individual. All individuals have at least a portion of their incentive based on the corporate measure as described above. The specific plan targets are not disclosed herein because they are considered confidential and their disclosure could competitively injure ADVO's business. The performance attainment and resulting payout for each objective is evaluated and calculated independently. Performance below plan results in ratably lower payouts, and performance above plan results in ratably higher payouts. The combined payout percentages based upon these results are up to 150% of the associate's target award. A minimum threshold of plan attainment is in place, therefore no payment is made when attainment is below threshold. The Compensation and Nomination Committee has the discretion to modify the actual awards. The bonuses of the Chief Executive Officer ("CEO") and any associate subject to Section 162(m) of the Code are based solely on corporate consolidated operating income financial results, as defined above, and are subject to a capped individual payout. For fiscal 2003 the payout percentage was 31% of the eligible associates target award.

Long-Term Incentive

     The 1998 Plan is the primary vehicle for long-term incentives. The Plan is meant to:

      --  link compensation opportunities to Company achievements;

      --  balance annual results with ADVO's long-term performance; and

      --  strengthen the partnership between ADVO's executives and stockholders.

     Participation is limited to key management and executives in the Company. Long-term compensation targets vary by the level of the individual's position and are based on market analysis provided from independent consultants. Periodically, these targets are reviewed. These targets are expressed as a fixed share amount, based on the level of the associate's position. Stock options granted in fiscal 2003 were granted with exercise prices equal to the fair value of the Company's Common Stock at the date of grant and with 10-year terms.

     The participants in the 1998 Plan, until June 30, 2002, were also given the opportunity to receive "reload options." To receive such options, the Plan requires executives to exercise their options by tendering mature shares of stock to "pay" the exercise price for the options and to withhold shares from the exercise to pay mandatory statutory withholding tax obligations. In return, they receive reload options equal to the number of shares utilized in the exercise. Any profit that results from the exercise is returned to the executive in the form of stock which is to be retained for two years.

     Restricted stock may also be granted under the 1998 Plan. Restricted stock grants have primarily been made to non-employee directors as part of their annual compensation and for hiring, promotion and retention of key personnel. When the latter situations arise, the number of shares granted is based upon the level of the job. The Company granted restricted stock to six non-employee directors and for the purposes of hiring and retention to a limited number of key individuals during fiscal 2003.

     To foster greater alignment of the interests of executives and stockholders, ADVO expects executives who receive stock options to also make a personal financial commitment to acquire and hold significant amounts of ADVO stock. Persons receiving stock options are asked to acquire ADVO stock over a five-year period in an amount expressed as a portion of their annual base salary. The guidelines range from 300% of base salary for the CEO to 25% of base salary for entry level stock option recipients. These guidelines cover approximately 120 persons.

CEO Compensation and Company Performance

     The Chief Executive Officer's salary is reviewed annually and may be increased, but not decreased, by the Committee. Independent executive compensation consultants, at the request of the Board, prepared a comprehensive analysis of the Chief Executive Officer. Based on this analysis, Mr. Mulloy was granted a 4.2% increase, or $25,000, in fiscal 2003, bringing his base salary to $625,000.

     As provided in his employment agreement, Mr. Mulloy's short-term incentive is determined under the 1998 Incentive Compensation Plan. Under the Plan, the CEO's bonus is awarded at the discretion of the Board of Directors and, like those of other executives is based solely upon the Company's financial performance. Mr. Mulloy received a short-term incentive payment of $193,750 for fiscal 2003.

     Mr. Mulloy was also awarded stock options under the 1998 Plan to purchase 97,500 shares of Common Stock. Mr. Mulloy was also granted 30,000 restricted stock units with the Company's standard vesting over three years, commencing one year from the date of grant. The size and type of grants are determined through analysis of grants in companies of similar size and complexity and the importance of linking a significant part of the CEO's total compensation to the future performance of the Company.

Benefits

     ADVO offers benefits to its key executives that are substantially similar to those offered to all ADVO associates. These benefits provide a level of security against financial misfortune that may result from illness, disability or death. The differences generally promote tax efficiency and replacement of benefit opportunities afforded other employees that are lost to executives due to regulatory limits.

COMPENSATION AND NOMINATION COMMITTEE:
David F. Dyer (Chair)
Bobbie Gaunt
Howard H. Newman
John R. Rockwell

COMPANY FINANCIAL PERFORMANCE

     The following graph compares the performance of the Company's Common Stock with the S&P 500 Index and a Selected Peer Group Index constructed by the Company. The comparison of total return for each of the years assumes $100 was invested on October 1, 1998 in each of the Company, the S&P 500 Index and the Selected Peer Group Index, with investment return weighted on the basis of market capitalization. The Peer Group comprises Acxiom Corp., Catalina Marketing, R.R. Donnelley & Sons Co., Dunn & Bradstreet, Information Resources, Inc., Knight-Ridder, Inc., Readers Digest, Scholastic Corp., Tribune Co., Valassis Communications and the Washington Post. The Peer Group represents a mix of newspaper, publishing, database and marketing services companies with which ADVO competes in several of its major markets.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            AMONG ADVO, INC., S&P INDEX AND A SELECTED PEER GROUP**

                                  [LINE GRAPH]

                                   1998      1999      2000      2001      2002      2003
                                   ----      ----      ----      ----      ----      ----
            ADVO, Inc.            $100.00   $ 81.59   $135.04   $139.13   $129.92   $170.35
            S&P 500                100.00    127.81    144.78    106.24     84.48    105.09
            Peer Group             100.00    131.90    130.22    121.30    140.84    147.08

     Assumes $100 invested October 1, 1998 in ADVO, Inc. Common Stock, S&P 500 Index and the Peer Group Index.

 *  Total Return assumes reinvestment of dividends.

**  ADVO's fiscal year ends on the last Saturday in September.

AUDIT COMMITTEE REPORT

     In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of the financial reporting process and internal and financial controls. The Committee's function is fully described in its charter which the Board has adopted and which is included as Exhibit A to this Proxy Statement. The Audit Committee reviews the charter on an annual basis.

     The Audit Committee is composed entirely of non-employee Directors who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. The Audit Committee meets independence standards established by the New York Stock Exchange and SEC.

     Audit Committee members for the fiscal year ended September 27, 2003 were Messrs. Mahoney (Chair), Brown and Newman. Mr. Newman resigned from the Audit Committee and was replaced by Ms. Gaunt on April 24, 2003. The Audit Committee met eight times during the fiscal year ended September 27, 2003, and no member of the Audit Committee missed a meeting, except for Mr. Newman who missed one meeting. The Board has determined that Mr. Mahoney, Chairman of the Audit Committee, as defined by SEC rules, is both independent and has accounting and financial management expertise.

     The Board has designated the Audit Committee to also serve as the Company's Qualified Legal Compliance Committee ("QLCC") in accordance with SEC rules and regulations. The QLCC is responsible for handling reports of a material violation of the securities laws or a breach of a fiduciary duty by the Company, its officers, directors, employees, or agents. The QLCC has the authority and responsibility to inform the Company's Chief Executive Officer and Chief Legal Officer of any violations. It can determine whether an investigation is necessary and can take appropriate action to address these reports. If an investigation is deemed necessary or appropriate, the QLCC has the authority to notify the Board, initiate an investigation and retain outside experts. The charter of the QLCC is included as Exhibit B to this proxy statement.

     The Audit Committee has received the written disclosures and the letter from the Company's independent auditors, Ernst & Young LLP, as required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" and has discussed with the independent auditors the auditors' independence from management and the Company, including matters in such written disclosures, and has considered the compatibility of non-audit services with the auditors' independence.

     The Audit Committee discussed and reviewed with the Company's independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communications with Audit Committees" and, with and without management present, discussed and reviewed, the overall scope and plans for the audit, the results of their examination of the financial statements, their evaluation of the Company's internal controls within the context of the audit performed, and the overall quality of the Company's financial reporting. The Audit Committee meets quarterly with independent auditors, internal auditors and senior management to review the Company's interim financial results before the quarterly earnings press release is published. Presentations and discussions by management and independent auditors with the Audit Committee cover various topics and events that may have significant financial impact and/or have been the subject of previous discussions. The Audit Committee also discussed audit plans and results of the internal audit examinations with the internal auditors.

     In accordance with law, the Audit Committee is responsible for establishing procedures relating to the receipt, retention and treatment of complaints received by the Company pursuant to accounting, internal accounting controls and auditing matters. These can include complaints submitted confidentially and anonymously by the Company's employees regarding questionable accounting or auditing matters. These complaints are processed through the appropriate Company channels and follow established procedures.

     The Audit Committee reviewed with management and the independent auditors the audited financial statements of the Company as of and for the fiscal year ended September 27, 2003. Management has the primary responsibility for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors have a responsibility to express an opinion as to whether the financial statements present fairly, in a material respect, the Company's financial position and the results of its operations and its cash flows in conformity with generally accepted accounting principles in the United States.

     In reliance on reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Annual Report on Form 10-K for the year ended September 27, 2003 for filing with the SEC. The Audit Committee and the Board have also appointed the Company's independent auditors.

Principal Accounting Fees and Services

     The Audit Committee has reviewed and discussed the fees paid to the independent auditors during fiscal 2003 for the categories listed below. The Audit Committee has determined that the provision for non-audit services is compatible with Ernst & Young LLP's independence.

     The following table represents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements for the years ended September 27, 2003 and September 28, 2002, and fees billed for other services performed by Ernst & Young LLP during these periods. Certain amounts for fiscal year 2002 have been reclassified to conform with fiscal year 2003 presentation.

                                                              2003   2002
(IN THOUSANDS)                                                ----   ----
Audit fees:(1)..............................................  $289   $241
Audit related fees:(2)......................................    52    105
Tax fees:(3)................................................     5    219
All other fees:(4)..........................................    --    319
                                                              ----   ----
  Total.....................................................  $346   $884
                                                              ====   ====

---------------

(1) Audit fees consisted of audit work performed in the preparation of financial statements, quarterly reviews and audit committee meetings.

(2) Audit related fees consisted principally of audits of employee benefit plans and technical guidance.

(3) Tax fees consisted principally of assistance with matters related to the acquisition of corporate entities, tax compliance and reporting.

(4) All other fees in 2002 consisted principally of internal audit fees. As of June 2002, the Company ceased to use its independent auditors to perform the internal audit function. Beginning in July 2002, the Company's internal audit function is being performed by PricewaterhouseCoopers.

AUDIT COMMITTEE:
John J. Mahoney (Chair)
Todd C. Brown
Bobbie Gaunt

EXECUTIVE AGREEMENTS

Employment Agreement -- Mulloy

     On July 31, 1998, the Company entered into an employment agreement with Mr. Mulloy, pursuant to which he is employed as Chief Executive Officer of the Company. The employment agreement has a term of six years from its effective date of January 1, 1999. The salary under the employment agreement is $500,000 per year, subject to increases as determined by the Board of Directors (or the Compensation and Nomination Committee) plus bonuses pursuant to the Company's bonus plan. In addition, Mr. Mulloy receives a housing allowance of $2,000 per month throughout the employment period.

     In accordance with the employment agreement, Mr. Mulloy received, on January 1, 1999, options to purchase 150,000 shares (post-split) of the Company's Common Stock at a price of $18.04 per share (post-split), with such options becoming exercisable in installments of one-fourth each year from the date of grant. Mr. Mulloy was also granted 37,500 shares (post-split) of restricted stock units on January 21, 1999. Under the terms of the agreement, the restrictions lapsed one-third each year on January 1, 2000, 2001 and 2002.

     The employment agreement provides that if the Company terminates Mr. Mulloy's employment for any reason other than for Cause (as defined), the Company will continue to pay a salary to Mr. Mulloy at the same rate, plus a bonus of 75% (subsequently changed by the Board to 100%) of such salary and allow him to continue to participate in other benefit programs for two years after the date of termination.

EXECUTIVE SEVERANCE AGREEMENTS

     The Board of Directors authorized the Company to enter into individual Executive Severance Agreements (the "Agreements") with Messrs. Mulloy, Lubin, McCombs, Harless and Sanders. These Agreements were dated as follows:

Mr. Mulloy................................................  November 4, 1996
Mr. Lubin.................................................  October 17, 1995
Mr. McCombs...............................................   January 4, 1999
Mr. Harless...............................................   August 14, 2000
Mr. Sanders...............................................      May 19, 1997

     The structure of the Agreements is substantially similar, but the terms of the individual Agreements differ in some important respects as noted below.

     The Agreements' provisions become effective upon the occurrence of a Change of Control (as described below) and continue for the duration of the severance period. With regard to Messrs. Mulloy, McCombs and Harless, the severance period is two years following a Change of Control. With regard to Messrs. Lubin and Sanders, the severance period is one and one-half years following a Change of Control. In all cases, the severance period ends with the death of the executive. If, during the severance period, an executive's employment is terminated by the Company for any reason other than death, disability or Cause (as described below), or if the executive terminates his employment for Good reason (as described below), the Company must pay to the executive a lump sum severance payment. With regard to Messrs. Mulloy and Harless, the severance payment due upon such a termination of employment is equal to two times the sum of (i) the executive's annual base pay at the highest rate in effect at any time within the 90-day period preceding the date a notice of termination of employment is given or, if higher, at the highest rate of base pay in effect within the 90-day period immediately preceding the Change of Control and (ii) the greatest amount of incentive (bonus) pay received by the executive for any calendar year or portion thereof from and including the third year prior to the first occurrence of a Change of Control. With regard to Messrs. Lubin, McCombs and Sanders, the severance payment is equal to one and one-half times the foregoing sum. Additionally, upon termination, Messrs. Mulloy, McCombs and Harless will be entitled to receive medical and life insurance benefits for the period of two years from the date of the termination or cash in lieu thereof. Messrs. Lubin and Sanders will be entitled to receive medical and life insurance benefits for the period of one and one-half years from the date of termination or cash in lieu thereof.

     Under the Agreements, "Cause" means an executive's intentional act of fraud, embezzlement, theft, damage to Company property or disclosure of confidential information that causes material harm to the Company. "Good reason" means (i) an adverse change in the executive's responsibilities; (ii) a reduction in the executive's base pay, bonus pay, or benefits; (iii) a failure of any successor to the Company to assume the obligations under the Agreement;
(iv) any material breach of the Agreement by the Company; or (v) any action of the Company requiring the executive to perform his or her services at a location which is more than thirty-five miles from the location where the executive was employed immediately preceding the date of the Change in Control.

     A "Change in Control" means the occurrence of any of the following events:

          (i) Any person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company) acquires securities of the Company and immediately thereafter is the beneficial owner (as defined) of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities (except that an acquisition of securities directly from the Company shall not be deemed an acquisition for purposes of this clause (i));

          (ii) During any period of two consecutive years, individuals who at the beginning of the period constitute the Board, plus any new directors treated as continuing directors (as described below), cease to constitute at least a majority of the Board (treating as continuing directors all persons whose nomination or election was approved by a vote of at least two-thirds of the directors then in office who either were directors of the Company at the beginning of such two-year period or whose nomination or election to the Board was previously so approved, but excluding any director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this paragraph, and any director whose initial assumption of office occurs as a result of either an actual or threatened election contest or actual or threatened solicitation of proxies by or on behalf of any person other than the Board);

          (iii) The consummation of a merger or consolidation of the Company with any other entity, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation in which no premium is intended to be paid to any shareholder participating in the merger or consolidation;

          (iv) The stockholders of the Company approve a plan or agreement for the sale or disposition of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting therefrom; or

          (v) any other event occurs which the Board determines, in its discretion, would materially alter the structure or its ownership.

     Each executive is solely responsible for all federal, state, local or foreign taxes due with respect to any payment received under the Agreements, including, without limitation, any excise tax imposed by Section 4999 of the Code. However, all payments under the Agreements would be reduced to the extent necessary so that no portion of the payments would be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit received by the executive exceeds the net benefit received by the executive if no such reduction was made.

     If the Company fails to comply with any of its obligations under the Agreements or, in the event that the Company or any other person takes or threatens to take action to declare the Agreements void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from the executive, the benefits provided or intended to be provided to the executive by the Company, the executive is authorized by the Agreements to retain counsel of the executive's choice, at the expense of the Company, to advise and represent the executive in connection with any such interpretation, enforcement, or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any member of the Board of Directors, officer, stockholder, or other person or entity affiliated with the Company, in any jurisdiction.

     Benefits under the Agreements are in addition to severance amounts payable under an executive's employment agreement.

         2.  AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE
                       AUTHORIZED SHARES OF COMMON STOCK

     On November 6, 2003, the Board of Directors approved and recommends to the stockholders for adoption, an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 40,000,000 shares to 80,000,000 shares.

     Article IV of the Certificate of Incorporation, as restated and amended to date, is amended so that the same shall be deleted in its entirety and a new paragraph which reads as follows shall be inserted in place thereof:

     "ARTICLE IV. Capital Stock. The total number of shares of stock which the Corporation is authorized to issue is 85,000,000 shares, of which 80,000,000 shares shall be designated Common Stock, $.01 par value per share, and 5,000,000 shares shall be designated Preferred Stock, par value $.01 per share.

     (A) The Board of Directors of the Corporation is hereby expressly vested with the authority by resolution or resolutions to issue one or more classes or series of Preferred Stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in such resolution or resolutions.

     (B) Except as otherwise provided by statute or any resolution adopted by the Board of Directors pursuant to Article IV (A) of this Certificate of Incorporation, each holder of Common Stock shall be entitled to vote and shall have one vote for each share thereof held."; and

     As of November 28, 2003, of the 40,000,000 currently authorized shares of Common Stock, 30,120,521 shares were outstanding, 4,315,111 shares were reserved for issuance under the Company's stock option plans, of which, 2,819,234 were covered by outstanding options and 1,495,877 are available for future grant. Accordingly, 5,564,368 shares of Common Stock were available and not reserved for future issuance at November 28, 2003.

     The Board believes that the increase in the number of authorized shares of Common Stock is in the best interests of the Company and its stockholders to provide flexibility in its corporate planning. This would include items such as declaration of future stock splits or stock dividends, raising additional equity capital, providing equity incentives to employees, officers and directors, establishing joint ventures and other strategic relationships with other companies, expanding the Company's business through acquisitions, and for other corporate purposes. At present the Company has no specific plans and is not a party to any negotiations as to the issuance of any of the additional shares of Common Stock, which are proposed to be authorized.

     If the proposed amendment is authorized by the Company's stockholders, the additional shares of Common Stock would be issuable at any time, and from time to time, by action of the Board of Directors without further authorization from the Company's stockholders except as otherwise required by applicable law or rules and regulations (including those of stock exchanges) to which the Company may be subject. Holders of the Common Stock have no preemptive rights therein. The stockholders of the Company are not entitled to appraisal rights as a result of the submission or authorization of the proposed amendment.

     The Board could use the additional shares of Common Stock to discourage a non-negotiated attempt to obtain control of the Company, although that is not the Board's purpose in recommending the increase in authorized shares of Common Stock. Under certain circumstances, such shares may be used (alone or in conjunction with the Company's authorized and unissued Preferred Stock) to create voting impediments or to deter persons seeking to effect a takeover or otherwise to gain control of the Company.

     The additional Common Stock to be authorized would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of a certificate of Amendment to the Company's Certificate of Incorporation with the State of Delaware.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is required for the authorization of the proposed amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

                    3.  APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors recommends that proxies be voted in favor of the ratification of the appointment by the Company's Audit Committee of Ernst & Young LLP, certified public accountants, as independent auditors for the fiscal year ending September 25, 2004. Approval of this proposal will be determined by a majority of votes cast. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.

                                 OTHER BUSINESS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before such meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies on such matters in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in the Company's proxy statement and form of proxy for the 2005 Annual Meeting of Stockholders, any stockholder proposal must be received by the Secretary of the Company prior to August 19, 2004. In addition, the form of proxy issued with the Company's 2005 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at the 2004 Annual Meeting and which is not included in the Company's proxy statement. However, under the rules of the SEC, such discretionary authority may not be exercised if the stockholder proponent has given the Secretary of the Company notice of such proposal prior to November 2, 2004, and certain other conditions provided for in the SEC rules have been satisfied.

                                          /s/ Stephen L. Palmer
                                          Stephen L. Palmer
                                          Secretary

December 19, 2003

                                                                       EXHIBIT A

                                   ADVO, INC.

                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     This charter governs the operations of the audit committee. The committee shall be appointed by the board of directors, on the recommendation of the compensation and nomination committee, and shall comprise at least three directors, each of whom are independent of management and the Company. The board of directors shall designate one member of the committee to serve as chair of the committee. Committee members may be replaced by the board of directors on a vote of a majority of the independent directors.

     Members of the committee shall be considered independent if they meet the independence criteria of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations of the Securities and Exchange Commission (the "Commission"). All committee members shall be financially literate, and at least one member shall be an "audit committee financial expert" as defined by the Commission. Audit committee members shall not simultaneously serve on the audit committees of more than two other public companies unless the board of directors determines that such simultaneous service would not impair the member's ability to serve on the committee.

     The committee shall meet as often as it determines, but not less frequently than quarterly. The committee may form and delegate authority to a subcommittee of one or more of its members when appropriate, provided that the decisions of such subcommittee shall be reported to the full audit committee at its next scheduled meeting.

     The committee shall make regular reports to the board of directors.

STATEMENT OF POLICY AND PURPOSE

     The primary purpose of the audit committee shall be to provide assistance to the board of directors in fulfilling its responsibility to oversee the integrity of the Company's financial statements and financial reporting process, the performance of the Company's systems of internal accounting and financial controls, the Company's internal audit function, the independent auditors' qualifications, independence, and performance, the annual independent audit of the Company's financial statements, and the Company's compliance with legal and regulatory requirements. A purpose of the audit committee shall also be to prepare the Audit Committee Report to be included in the Company's proxy statement for each annual meeting of stockholders and any other meeting of stockholders at which members of the board of directors are to be elected.

     It is the responsibility of the committee to maintain free and open communication between the committee, the independent auditors, the internal auditors, and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company. The Committee shall have the power to retain (at the Company's expense) outside counsel, auditors, or other advisors as it deems appropriate and to determine the compensation and other terms of engagement of such outside counsel, auditors, or other advisors.

RESPONSIBILITIES AND PROCESSES

     The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of the committee's activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements.

     The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

     The following shall be principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

     - The committee shall have sole authority and direct responsibility over the selection of the Company's independent auditors, subject to shareholder ratification if the committee so elects. The committee shall also have sole authority and direct responsibility over the evaluation and replacement (as the committee may deem appropriate) of the independent auditors, and the determination of the compensation and other terms of engagement of such independent auditors. The committee shall review the selection of the Company's independent auditors on an annual basis.

     - The committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the committee prior to the completion of the audit. The committee shall consider whether any provision of permitted non-audit services by the Company's independent auditors is compatible with their independence.

     - The committee shall be responsible for resolving any disputes between management and the independent auditors concerning financial reporting.

     - The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board.

     - At least annually, the committee shall obtain and review a report by the independent auditors describing: their internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, any steps taken to deal with such issues; and (to assess the auditors' independence), all relationships between the independent auditors and the Company.

     - The committee shall review and evaluate the lead audit partner and ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit.

     - The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

     - The committee shall review disclosures made to the committee by the Company's Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and the Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

     - The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including disclosures made in management's discussion and analysis, and recommend to the board of directors whether the audited financial statements should be included in the Company's Form 10-K. Also, the committee shall discuss with the independent auditors the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

     - The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

     - The committee shall discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The committee shall review major changes to the Company's accounting principles and practices as suggested by the independent auditors, internal auditors, or management, as well as the expected impact of new accounting initiatives.

     - The committee shall obtain reports from the independent auditors on: all critical accounting policies and practices to be used; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramification of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

     - The committee shall discuss with management the Company's earnings press releases, as well as any financial information and earnings guidance provided by the Company to analysts and ratings agencies, and any use of non-GAAP financial information. This discussion may be done generally through a discussion of the types of information to be disclosed and the types of presentations to be made.

     - The committee shall also:


      - Recommend to the board of directors policies for the hiring of employees or former employees of the independent auditor.


      - Have ultimate control of, and full oversight authority over, the appointment of the outsourced internal audit firm.

      - Have the authority to review and set the scope of reports to management prepared by the internal auditing department, and management's responses.

      - Obtain from the independent auditor a representation that they noted no matters required to be reported under Section 10A(b) of the Exchange Act.

      - Review and oversight over the Company's processes to assure that its management, its internal auditors, and the independent auditor provide representations that they did not note any violations of the Company of applicable legal requirements.


      - Provide oversight to the Company's legal counsel and others regarding their monitoring compliance with the Company's Code of Conduct.



      - Provide oversight and review of the Company's processes, and work with the Company's legal counsel identifying and assessing any transactions that may involve a conflict of interest on the part of a director or executive officer.


      - Review and provide ongoing oversight over the implementation of the Company's procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.


      - Review with the Company's legal counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies, and any material reports or inquiries received from regulators or governmental agencies.


QUALIFIED LEGAL COMPLIANCE COMMITTEE

     The committee shall also serve as the Company's Qualified Legal Compliance Committee in accordance with the Qualified Legal Compliance Committee Charter.

EVALUATION OF THE CHARTER AND COMMITTEE PERFORMANCE

     The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors for any proposed changes to the charter. The committee shall evaluate its own performance on an annual basis.

                                                                       EXHIBIT B

                                   ADVO, INC.

                  QUALIFIED LEGAL COMPLIANCE COMMITTEE CHARTER

ORGANIZATION

     This charter governs the operations of the Qualified Legal Compliance Committee (the "QLCC"). The Audit Committee of the Company shall serve as the QLCC. The chair of the Audit Committee shall serve as the chair of the QLCC.

STATEMENT OF POLICY AND PURPOSE

     The QLCC shall review any report by an attorney employed or retained by the Company or its subsidiaries of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under U.S. federal or state law or a similar material violation of any U.S. federal or state law (a "material violation"), all in accordance with the provisions of 17 CFR Part 205, as amended from time to time ("Part 205"). Any terms not otherwise defined in this charter shall have the definitions given them, if any, in Part 205.

RESPONSIBILITIES AND PROCESSES

     In addition to any other responsibilities which may be assigned from time to time by the board of directors, the QLCC has the authority and responsibility for the following matters:

     - The QLCC shall adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under Part 205 (a "report").

     - Upon receipt of a report, the QLCC shall:

      - inform the Company's Chief Legal Officer ("CLO") and Chief Executive Officer ("CEO") of such report, unless such notification would be futile; and

      - determine whether an investigation is necessary regarding any report of evidence of a material violation by the Company, its officers, directors, employees or agents.

     - If the QLCC determines an investigation is necessary or appropriate, the QLCC shall:

      - notify the full board of directors; and

      - initiate an investigation, which may be conducted either by the CLO or by outside attorneys.

     - At the conclusion of any such investigation, the QLCC shall:

      - recommend that the Company implement an appropriate response to the evidence of a material violation, which appropriate response may include:

        - a finding that no material violation has occurred, is ongoing or is about to occur;

        - the adoption of appropriate remedial measures, including appropriate steps or sanctions to stop any material violations that are ongoing, to prevent any material violation that has yet to occur, and to remedy or otherwise appropriately address any material violation that has already occurred and to minimize the likelihood of its recurrence; or

        - retaining or directing an attorney to review the reported evidence of a material violation and then either: (i) the Company substantially implements any remedial recommendations made by such attorney after a reasonable investigation and evaluation of the reported evidence; or
          (ii) the attorney advises the Company that such attorney may, consistent with his or her professional obligations, assert a colorable defense on behalf of the Company or its officers, directors, employees or agents, in any investigation or judicial or administrative proceeding relating to the reported evidence of a material violation.

      - inform the CLO, the CEO and the board of directors of the results of any such investigation initiated by the QLCC and the appropriate remedial measures to be adopted.

     - The QLCC may take all other appropriate action, including notifying the Securities and Exchange Commission, if the Company fails in any material respect to implement an appropriate response that the QLCC has recommended that the Company take.

     In addition to the written procedures regarding the confidential receipt, retention and consideration of any report of evidence of a material violation under Part 205 as described above, the QLCC shall abide by the following procedures:

     - The QLCC may act only by majority vote.

     - The QLCC shall meet at least annually and as often as it determines is appropriate to carry out its responsibilities under this charter. The chair of the QLCC, in consultation with the other members of the QLCC, shall determine the frequency and length of the meetings of the QLCC and shall set meeting agendas consistent with this charter.

     - The QLCC is authorized (without seeking the approval of the board of directors) to retain outside attorneys and other expert personnel to assist the QLCC as it deems necessary.

EVALUATION OF THE CHARTER AND QLCC PERFORMANCE

     The QLCC shall review and reassess the charter at least annually and obtain the approval of the board of directors for any proposed changes to the charter. The QLCC shall evaluate its own performance on an annual basis.

                                   ADVO, INC.
PROXY                                                                      PROXY
             One Targeting Centre, Windsor, Connecticut 06095-2639

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Stephen L. Palmer and John D. Speridakos, each of them, with full power of substitution, the proxies of the undersigned to vote all the shares of the Common Stock of ADVO, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on January 23, 2004 at the Company's corporate headquarters, One Targeting Centre, Windsor, CT commencing at 11:30 a.m. (EST) or any adjournment thereof.

     In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" ALL NOMINEES FOR DIRECTORS AND WILL BE VOTED "FOR" Proposals 2 and 3.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the related Proxy Statement.

                   (PLEASE VOTE, SIGN AND DATE REVERSE SIDE)
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|   Address Change/Comments (Mark the corresponding box on the reverse side)   |
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                           *  FOLD AND DETACH HERE  *

Please Mark Here for Address Change or Comments SEE REVERSE SIDE / /

The Board of Directors recommends that you vote "FOR" Items 1, 2 and 3.

1. Election of Directors:

   FOR all nominees listed to below (except as marked to the contrary)  / /

   WITHHOLD AUTHORITY to vote for all nominees listed below      / /

   Nominees for election by holders of Common Stock: 01 Todd Brown, 02 David F. Dyer, 03 Bobbie Gaunt, 04 Karen Kaplan, 05 John Mahoney, 06 Gary M. Mulloy, 07 Howard H. Newman.

   INSTRUCTION: To withhold your vote for any nominee(s), write that nominee's name on the line below.

   __________________________________________________________________________

2. Amendment to the Certificate of Incorporation to increase authorized shares of Common Stock from 40,000,000 to 80,000,000 shares.

                     For     Against     Abstain
                     / /       / /         / /


3. Ratification of the Appointment of Ernst & Young LLP as the Company's Independent Auditors for fiscal 2004.

                     For     Against     Abstain
                     / /       / /         / /

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy material, statements, tax documents and other important shareholder correspondence.

I plan to attend the meeting  / /


Signature ____________________Signature ___________________Date __________

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *



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   YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR
SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

                      -----------------------------------
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                      you access the web site.
                      ------------------------------------

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                      Use any touch-tone telephone to
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                      card in hand when you call.
                      ------------------------------------

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                      ------------------------------------
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                             enclosed postage-paid
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                 YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.